                                 EXHIBIT 10.48.1

                AMENDED AND RESTATED TECHNOLOGY LICENCE AGREEMENT


            THIS LICENCE AGREEMENT is made and is effective as of May 22, 1997, by and between EDI Components (formerly Electropure, Inc.), a California corporation, having a principal place of business at 23251 Vista Grande, Suite A, Laguna Hills, California, 92653, and Electropure, Inc. (formerly HOH Water Technology Corporation), a California corporation, having a principal place of business at 23251 Vista Grande, Suite A, Laguna Hills, California, 92653 (hereinafter collectively referred to as "ELECTROPURE") on the one hand, and Glegg Water Conditioning, Inc., an Ontario corporation, having a principal place of business at 29 Royal Road, Guelph, Ontario, Canada, N1H 1G2 ("GLEGG") on the other hand.


                                   WITNESSETH

            WHEREAS, EDI Components and Electropure, Inc. carry on the business of the development, marketing, sale, manufacturing, installation and maintenance of liquid electropurification equipment and own certain technology and intellectual property rights relating thereto;

            AND WHEREAS, certain inventions are disclosed and claimed in U.S. Patent No. 4,465,573 entitled Method and Apparatus for the Purification of Water relating to certain electrodeionization water purification devices and certain foreign patents corresponding thereto, which are owned by Electropure, Inc. and exclusively licensed to EDI Components;

            AND WHEREAS, such patents are part of the Licensed Technology, and Electropure has represented that Electropure, Inc. is the sole owner of the entire right, title and interest in and to such patents and the Licensed Technology, and that Electropure has the sole right to grant licences under such patents and the Licensed Technology;

            AND WHEREAS, the Parties entered into a technology license agreement dated July 2, 1994 whereby Electropure granted to Glegg a non-exclusive technology licence for a term to use the Licensed Patents and the Licensed Technology throughout the world, and Electropure has agreed to grant, and Glegg is desirous of receiving, a non-exclusive, fully paid-up licence to use such patents for the life of such patents and to use such technology for a term of 50 years, in each case throughout the world for the commercial development, marketing, use and sale of water purification equipment, upon and subject to the terms and conditions of this Agreement;

            NOW THEREFORE, in consideration of the covenants and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

                                    ARTICLE 1

                  DEFINITIONS AND PRINCIPLES OF INTERPRETATION


1.1 Definitions. For the purposes of this Agreement, and solely for the purpose, the terms set forth hereinafter shall be defined as follows:

      "AGREEMENT" means this agreement and all instruments supplementing or amending or confirming this Agreement;

      "ARTICLE" or "SECTION" means and refers to the specified article or section of this Agreement;

      "AFFILIATE" as used in this Agreement and as it applies to a Party to this Agreement shall mean any corporation, other juridical entity, partnership or other business enterprise which qualifies under any one of the following:

      Fifty-one percent (51%) or more of the voting rights with respect to the election of directors or other governing body or members is owned or controlled, directly or indirectly, by the Party;

      Fifty-one percent (51%) or more of the voting rights with respect to the election of directors or other governing body or members is owned or controlled, directly or indirectly, by any corporation, other juridical entity, partnership or other business qualifying under item (a) above.

      "BUSINESS DAY" means a day, other than a Saturday or Sunday, on which the principal commercial banks located in the City of Los Angeles are open for business during normal banking hours;

      "ELECTROPURE" means collectively EDI Components and Electropure, Inc.;

      "EDI COMPONENTS" means EDI Components of 23251 Vista Grande, Suite A, Laguna Hills, California, United States of America, which company was formerly known as Electropure, Inc.;

      "ELECTROPURE BUSINESS" shall mean EDI Components's business and Electropure, Inc.'s business consisting of the development, marketing, sale, manufacture, installation and maintenance of liquid electropurification equipment. For greater certainty, but without limiting the generality of the foregoing, the term "ELECTROPURE BUSINESS" shall include the businesses described in the EDI Components business plan executive summary dated November, 1993 and the United States Securities and Exchange Commission Form 10-KSB annual report for the fiscal year ended October 31, 1992 for Electropure, Inc.;

      "GLEGG" means Glegg Water Conditioning, Inc. of 29 Royal Road, Guelph, Ontario, Canada, N1H 1G2;

      "ELECTROPURE, INC." means Electropure, Inc. of 23251 Vista Grande, Suite A, Laguna Hills, California, United States of America, which company was formerly known as HOH Water Technology Corporation;

      "LICENSED PRODUCTS" means that EDI liquid purification equipment especially made, used, or sold by Glegg to its customers, for use in a manner covered by a Valid Patent Claim of United States Patent No. 4,465,573;

      "PARTIES" means Electropure and Glegg collectively, and "PARTY" means any one of them;

      "LICENSED PATENTS" means all patents and inventions and applications thereof relating to the Electropure Business and the Licensed Technology and patents which may be issued from current applications (including divisions, reissues, renewals, re-examinations, continuations, continuations in part and extensions) including, without limitation, United States Patent No. 4,465,573 and any foreign patent corresponding thereto. Without limiting the foregoing, Licensed Patents shall include the patents listed in Schedule "A" to this Agreement;

      "PERSON" shall mean an individual, corporation, partnership or other entity;

      "SENIOR OFFICERS" means, with respect to any corporation, the president, chief executive officer, chief financial officer, managing director, a vice-president, the secretary, treasurer, assistant treasurer and the general manager of a corporation, and any other individual who performed functions for a corporation similar to those normally performed by an individual occupying any such office;

      "LICENSED TECHNOLOGY" means all of the know how and trade secret information relating to the Electropure Business, including, without limitation, all trade secrets and other proprietary know-how, confidential information, public information, non-proprietary know-how and invention disclosures, any information of a scientific, technical or business nature regardless of its form, all documented research, development, demonstration or engineering work, all information that can be or is used to define a design or process or procure, produce, support or operate material and equipment, methods of production, and all other drawings, blueprints, patterns, plans, flow charts, equipment, parts lists, software and procedures, specifications, formulas, designs, technical data, descriptions, related instructions, manuals, records and procedures. Without limiting the foregoing, Licensed Technology shall include technology relating to: the "Electropure" series of electrodeionization ("EDI") units for commercial, residential municipal, industrial and agricultural applications; point-of-use "Electropure" water purifying product; reverse osmosis and filter-adsorber water systems; ion permeable membranes; improvements on manifolds (front and rear); production water and waste water compartments; electronic power supply; electronic controllers; and reverse-osmosis monitoring devices. Licensed Technology shall also include all Licensed Patents, trademarks, copyrights, trade names and other intellectual property rights whether registered or not relating to the Electropure Business;

      "SUBSIDIARIES" as used in this Agreement and as it applies to a Party to this Agreement shall mean any corporation, other juridical entity, partnership or other business enterprise which is wholly-owned, directly or indirectly, by the Party;

      "TERRITORY" means, generally, the world but, with respect to the Licensed Patents, means the countries in which such patents are effective;

      "VALID PATENT CLAIM" shall mean a bona fide, unexpired claim in a Licensed Patent which has not been held invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid by the owner through reissue or disclaimer. If there should be two or more such decisions conflicting with respect to the validity of the same claim the decisions of the higher or highest tribunal shall thereafter control; however, should the tribunals be of equal dignity, the decision or decisions holding the claim invalid shall prevail; and

      "TRANSFER" means any event pursuant to which the rights or obligations of the affected party under this Agreement are or are attempted to be sold, disposed of, assigned, pledged, hypothecated, charged, mortgaged, encumbered, sublicensed or transferred and includes any transfer by operation of law.

1.2   Certain Rules of Interpretation.  In this Agreement and the Schedule:

            (a) unless otherwise specified, all references to money amounts are to currency of the United States of America;

            (b) the headings herein and any references to articles or sections being intentionally deleted (which are references to deletions from the technology license agreement dated July 2, 1994) are for convenience only and shall not be deemed to limit or otherwise affect the construction hereof;

            (c) whenever a provision of this Agreement or the Schedule requires an approval or consent by a Party to this Agreement and notification of such approval or consent is not delivered within the applicable time limited, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its consent or approval;

            (d) unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day which ends the period and by extending the period to the next Business Day following if the last of the period is not a Business Day; and

            (e) whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following.

1.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to the subject matter hereof, including the technology license agreement dated July 2, 1994 and the observer secrecy deed dated November 29, 1993.

1.4 WAIVER. Any terms of this Agreement may be amended, modified or waived only with the prior written consent of both Parties.

1.5 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, U.S.A.


                                    ARTICLE 2
                                 GRANT AND TERM

2.1 GRANT. Subject to the provisions of this Agreement, Electropure hereby grants to Glegg the non-exclusive, fully paid-up right, licence and privilege for a term of 50 years from the date hereof in the Territory to use and commercially exploit the Licensed Technology including, subject to Section 2.4, the Licensed Patents. Such right shall include the non-exclusive right to develop, market, sell, manufacture, install and maintain liquid purification equipment including the Licensed Products. The Parties acknowledge that the right, license and privilege granted hereunder (i) is commercially reasonable; and (ii) shall not terminate upon the occurrence of any event, including, without limitation, the bankruptcy or insolvency of Electropure, Inc. or EDI Components.

2.2 TERM AND EFFECTIVE DATE. This Agreement shall become effective on the date of signing by all Parties. The term of this Agreement shall be 50 years.

2.3 PRIOR ARRANGEMENTS. EDI Components and Electropure, Inc. agree that any agreements or arrangements among them that would preclude the grant of the licence and other arrangements contemplated by this Agreement have been terminated or amended including, without limitation, the exclusive nature of the licence granted by Electropure, Inc. to EDI Components dated July 29, 1992.

2.4 LIMITATIONS ON RIGHTS TO LICENSED PATENTS. Glegg acknowledges that, to the extent the rights granted hereunder relate to Licensed Patents, (i) such patents have limited application in terms of both the jurisdictions to which they apply and the time period for which they are effective; and (ii) Electropure does not, subject to Article 8, purport to grant to Glegg any greater rights in and to such Licensed Patents than it owns or possesses.

                                    ARTICLE 3
                                 BUSINESS REVIEW


                             [Intentionally Deleted]



                                    ARTICLE 4
                               FEES AND REPORTING


3.1 PAYMENT AND ROYALTY. In consideration of the ongoing right, licence and privilege granted to Glegg hereunder, Glegg has paid to Electropure a non-refundable, one time royalty of U.S. $125,000, the receipt of which is hereby acknowledged by Electropure.



                                    ARTICLE 5
                         ADJUSTMENT TO LICENCE AGREEMENT


                             [Intentionally Deleted]



                                    ARTICLE 6
                                  IMPROVEMENTS


6.1 IMPROVEMENTS. Any inventions, works, discoveries, improvements and innovations made by a Party to this Agreement shall be licensed by that Party to the other only upon the mutual agreement of the Parties.


ARTICLE 7INFRINGEMENTS


      7.1 INFRINGEMENT BY UNAUTHORIZED PERSONS. In the event that the Licensed Patents are infringed or the Licensed Technology appropriated by third Persons, the Parties agree that:

            (a) the Party to this Agreement having notice of such infringement or appropriation shall promptly notify the other in writing which notice shall set forth the facts of such infringement or appropriation in reasonable detail;

            (b) in the event that Electropure shall fail within a period of one hundred and twenty (120) days after notice of such infringement or appropriation, to initiate litigation to abate the infringement or appropriation, Glegg shall have the right, at its sole option to bring suit or other action against the infringer in its own name and at its own expense. Glegg shall have the right to control any such action brought in its own name and to appoint counsel of its own choice. In the event that Glegg brings any such action or proceeding, Electropure agrees to be joined as a party plaintiff and to give Glegg all needed information, assistance and authority to file and prosecute such suit;

            (c) upon their mutual agreement, the Parties may otherwise join in a suit or other action to abate such infringement or appropriation;

            (d) the costs of any suit filed under subsection 7.1(b), including attorney's fees, shall be borne by Glegg. The costs of any suit filed under subsection 7.1(c) shall be borne by the Parties in accordance with the Parties' mutual agreement. All damages or other monetary awards recovered in suits brought under subsection 7.1(b) shall be shared equally by the Parties. All damages or other monetary awards recovered in suits filed under subsection 7.1(c) shall be awarded in accordance with the mutual agreement of the Parties;

            (e) Electropure agrees to notify Glegg before entering into or authorizing any settlement, adjustment, or compromise of any action involving the Licensed Patents and/or the Licensed Technology; and

            (f) Electropure shall promptly inform Glegg in the event that legal action involving the Licensed Patents and/or the Licensed Technology is instituted by or against any of Electropure's licensees thereunder.


             ARTICLE 8REPRESENTATIONS AND WARRANTIES OF ELECTROPURE

Electropure hereby represents and warrants to Glegg that:

8.1 INCORPORATION AND REGISTRATION. EDI Components and Electropure, Inc. are corporations duly incorporated and validly existing under the laws of the State of California and have all necessary corporate power, authority and capacity to own the Licensed Technology and the Licensed Patents. EDI Components and Electropure, Inc. have all necessary corporate power, authority and capacity to enter into this

Agreement and to carry out their obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of EDI Components and Electropure, Inc.;

8.2 OWNERSHIP AND RIGHT TO LICENSE. Electropure, Inc. is the absolute registered legal and beneficial owner of all right, title and interest in and to the Licensed Technology including the Licensed Patents, with no breaks in chain of title, with good and marketable title, free and clear of any claims, security interests, liens, pledges, options, charges, encumbrances of any kind whatsoever or rights of others, other than the security interests set out in Schedule "A". Electropure has the right to grant the rights, privileges and licenses granted hereunder. Electropure has not otherwise Transferred the Licensed Technology or the Licensed Patents to any other Person. The Licensed Patents are in full force and effect and have not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Licensed Patents;

8.3 ABSENCE OF CONFLICTING AGREEMENTS AND ORDERS. Neither EDI Components nor Electropure, Inc. are a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, licence, obligation, instrument, charter or by-law provision, statute, regulation, order, judgement, decree, license, permit or law (including applicable securities laws) which would be violated, contravened, breached by, or under which default would occur or a lien, claim, restriction or encumbrance would be created as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for under this Agreement. Without limiting the foregoing, Electropure represents and warrants that the Turnover Order dated March 10, 1987 issued by the District Court of Harris, Texas in case no. 86-11762 between Ethel Bennett Trust and HOH Water Tech Inc. has been voided and is of no effect;

8.4 ABSENCE OF FUTURE ENCUMBRANCES. Other than as may be described in Schedule "A", neither EDI Components nor Electropure, Inc. are a party to, bound or affected by or subject to any claims, security interests, liens, pledges, options, charges, encumbrances of any kind whatsoever, rights of others, indentures, mortgages, leases, agreements, licences, obligations, instruments, charter or by-law provisions, statutes, regulations, orders, judgements, decrees, permits or laws (including applicable securities laws). None of the security interests, suits, claims or other encumbrances set out on Schedule "A" could result in the termination or Transfer of this Agreement, the Transfer of the Licensed Technology including the Licensed Patents or could otherwise interfere with Glegg's exercise of its rights under this Agreement or adversely affect the Licensed Technology or the Licensed Patents;

      8.5 REGULATORY APPROVALS. No governmental or regulatory authorization, approval, order, consent or filing is required on the part of either EDI Components, Electropure, Inc. or its shareholders in connection with the execution, delivery and performance of this Agreement or the performance of Electropure's obligations under this Agreement; and

8.6 INTELLECTUAL PROPERTY. Schedule A to this Agreement sets forth a complete and correct list of all Licensed Patents. Schedule A sets forth a complete and correct and brief description of all infringements, violations or appropriations of the Licensed Patents and the Licensed Technology of which Electropure is aware. Except as set out in Schedule A, there is no suit, action, litigation, investigation, claim, complaint or proceeding, including appeals, in progress, pending or, to the best of the knowledge, information and belief (after due enquiry) of the Senior Officers of Electropure, threatened, relating to the Electropure Business, the Licensed Technology or the Licensed Patents before any court, domestic or foreign, or arbitration panel which, if determined adversely to Electropure, might adversely affect the Electropure Business and, there is not presently outstanding against Electropure any judgement, covenant not to sue, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator pertaining to the Electropure Business, the Licensed Technology or the Licensed Patents. Except as disclosed in Schedule "A", the Senior Officers of Electropure are not aware (after due enquiry) of any claim of adverse ownership, invalidity or other opposition of or conflict with any of the Licensed Technology or the Licensed Patents nor of any pending or threatened suit, proceeding, claim, demand, action or investigation of any nature or kind against Electropure relating to the Electropure Business or the Licensed Technology.

                                    ARTICLE 9
                     REPRESENTATIONS AND WARRANTIES OF GLEGG

Glegg hereby represents and warrants to Electropure that:

9.1 INCORPORATION. Glegg is a corporation duly incorporated and validly existing under the laws of Ontario, Canada;

9.2 DUE AUTHORIZATION. Glegg has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transaction contemplated under this Agreement have been duly authorized by all necessary corporate action of Glegg; and

9.3 ABSENCE OF CONFLICTING AGREEMENTS. Glegg is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgement, decree, license, permit or law which would be violated, contravened or breached by, or under which any default would occur or a lien, claim, restriction or encumbrance would be created as a result of the execution and delivery by it of this Agreement or the consummation of any of the transactions contemplated in this Agreement.

                                   ARTICLE 10
                                  TERMINATION

                             [Intentionally Deleted]

                                   ARTICLE 11
                                 MISCELLANEOUS


11.1 INDEPENDENT PARTIES. Each Party is and will at all times remain an independent contractor and is not and shall not represent itself to be the agent, joint venturer or partner of the other or to be related to the other, other than as licensee and licensor. No representations will be made or acts taken by either Party which could establish any apparent relationship of agency, joint venture or partnership with the other Party and neither Party shall be bound in any manner whatsoever by any agreements, warranties or representations made by the other Party to any other person or with respect to any other action of the other Party. Neither Party shall establish any bank account, make any purchase, apply for any loan or credit or incur or permit any obligation to be incurred in the name of or on the credit of the other without the other Party's prior written consent. No acts of assistance given by one Party to the other shall be construed to alter this relationship.

11.2 GLEGG THIRD PARTY REPRESENTATIONS. All representations or warranties made in connection with the sale of Licensed Products by Glegg and its Affiliates as manufacturer and/or seller shall in no way directly or impliedly obligate Electropure.

11.3 FORCE MAJEURE. Neither party shall be responsible to the other for non-performance or delay in performance (other than any payment of money) occasioned by any causes beyond its control including without limitation acts or omissions of the other party, acts of civil or military authority, strikes, lockouts, embargoes, insurrections or Acts of God. If any such delay occurs, any applicable time period shall be automatically extended for a period equal to the time lost, provided that the party affected makes reasonable efforts to correct the reason for such delay and gives to the other party prompt notice of any such delay.

11.4  SURVIVAL.  Intentionally Deleted.

11.5 EXPENSES. All costs and expenses (including, without limitations, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

11.6 NOTICES. Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (in this Agreement referred to as a "notice") to any Party shall be in writing and shall be sufficiently given if delivered personally, or if sent by prepaid registered mail or if transmitted by fax or other form of recorded communication tested prior to transmission to such Party:

      (a)   in the case of a notice to EDI Components and Electropure, Inc. at:

            EDI Components/Electropure, Inc.
            23251 Vista Grande
            Suite A
            Laguna Hills, California
            United States of America
            92653

            Attention:  Mr. Floyd Panning

            Fax:  (714) 770-9209

      (b)   in the case of a notice to Glegg at:

            Glegg Water Conditioning, Inc.
            29 Royal Road
            Guelph, Ontario
            Canada
            N1H 1GF

            Attention:  Mr. Robert Glegg, President

            Fax:  (519) 763-8492

or at such other address as the Party to whom such writing is to be given shall have last notified to the Party giving the same in the manner provided in this section. Any notice delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day. Any such notice mailed as aforesaid shall be deemed to have been given and received on the fifth Business Day following the date of its mailing. Any notice transmitted by fax or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

11.7 ASSIGNMENT. (1) The rights and obligations of each party under this Agreement shall not be assignable or otherwise transferable without the prior written consent of the other. Neither Party shall be entitled to Transfer this agreement, the Licensed Technology, the Licensed Patents or the rights, licences and privileges granted hereunder without the prior written consent of the other, provided that nothing herein shall preclude Electropure from licensing the Licensed Technology to third parties and Glegg shall be entitled to, subject to section 11.7(2) of this Agreement, sublicense its rights to the Licensed Technology to its Affiliates, Asahi Glass Co., Ltd. and any Subsidiaries of Asahi Glass Co., Ltd. (but not to Affiliates of Asahi Glass Co., Ltd. that are not also Subsidiaries of Asahi Glass Co., Ltd.) and to assign this Agreement to any of Glegg's Affiliates (in which case such assignee of Glegg shall have and may exercise all of the rights, and shall assume all of the obligations, of Glegg under this Agreement). Subject thereto, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

      (2) Any sublicense granted by Glegg to Asahi Glass Co., Ltd. or any Subsidiaries of Asahi Glass Co., Ltd. pursuant to section 11.7(1) of this Agreement shall be subject to the restriction that neither Asahi Glass Co., Ltd. nor any of its Subsidiaries may manufacture Licensed Products outside of the country of Japan.

11.8 FURTHER ASSURANCES. The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

11.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

11.10 UNENFORCEABILITY. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of all other provisions of this Agreement shall not in any way be affected or impaired.

11.11 EDI COMPONENTS'S SECURITY INTEREST. EDI Components acknowledges that Electropure, Inc has granted it a security interest in the Licensed Patents and EDI Components agrees that it will not (whether or not it enforces or realizes upon such security interest) disturb or interfere with Glegg's rights to the Licensed Technology and Licensed Patents under this Agreement.

      IN WITNESS WHEREOF the Parties have hereunto duly executed this Agreement. EDI Components


                                    By:    /s/  Floyd Panning
                                        ----------------------------------------

                                    By:        President
                                        ----------------------------------------

                                    Electropure, Inc.


                                    By:   /s/  Catherine Patterson
                                        ----------------------------------------

                                    By:   Chief Financial Officer
                                        ----------------------------------------

                                    GLEGG WATER CONDITIONING, INC.


                                    By:    /s/  Robert Glegg
                                        ----------------------------------------

                                    By:       President
                                        ----------------------------------------

                                  SCHEDULE "A"

                              INTELLECTUAL PROPERTY


A.          United States Patents

            4,465,573


B.          European Patents

            See attached "Particulars of Letters Patent" 0,078,842


C.          Intellectual Property, Disclosure of Outstanding Claims, Ref.
            Article 8

            Reference is hereby made to the disclosure contained in SEC Forms filed by Electropure, Inc., particularly, Form 10-KSB for the fiscal year ended October 31, 1995 and Form 10-QSB for the quarterly period ended July 31, 1996, all subject to any further disclosures indicated below.

            Electropure, Inc. is currently negotiating with its licensee, EDI Components to modify the terms of the July, 1992 license agreement to provide for either a modified relationship or for an extension of time for Electropure, Inc. to reacquire the license. Currently, Electropure, Inc. has until January 31, 1998 to pay EDI Components up to $2,950,000 to terminate the license or lose its right to do so. It is anticipated that the modified arrangement will provide that Electropure, Inc. will increase the above payment by $1 million and grant an additional $1 million security interest in Electropure, Inc.'s patents (currently $825,000) to the investors of EDI Components under a modified arrangement.

            In July, 1993, Electropure, Inc.'s subsidiary, HOH International, Inc., filed for protection from its creditors in the United States Bankruptcy Court, Central District of California. The petition filed by the subsidiary sought to have all of that entity's debts discharged. On November 18, 1993, such proceedings were concluded and the subsidiary was declared bankrupt and $2,979,215 in liabilities were discharged, including all dividends accrued on preferred stock held by the Economic Development Bank for Puerto Rico.

            In October, 1996, Electropure, Inc. was advised that a $3 million default judgment had been rendered in June, 1996 against Electropure, Inc., its bankrupt subsidiary (HOH International, Inc.) and various officers and directors of such companies, including one current Director and one current officer of Electropure, Inc.. The judgment also was rendered against HOH/CNM2 Enterprises and its incorporators, Carmen Morales and Radames Torres. Mr. Torres was the former president and general manager of HOH International, Inc. The lawsuit, which was brought by the Economic Development Bank for Puerto Rico (the preferred stockholder in HOH International, Inc.) in February, 1993 in the San Juan Superior Court, alleges that Electropure, Inc., its subsidiary, and the officers and directors of both, breached their fiduciary duty in entering into a distribution agreement with HOH/CNM2 Enterprises which ultimately led to the dissolution of the subsidiary, all to the detriment of the Plaintiff. A motion to set aside such default judgment, based on inadequate service of process, was denied by the San Juan Court in April, 1997. Notwithstanding the foregoing, Electropure, Inc. has tentatively reached a settlement with the Plaintiff and anticipates resolving the matter in its entirety by the end of May, 1997.

            Electropure, Inc. granted a first security interest in all of Electropure, Inc.'s patents and future patents in consideration for a $500,000 loan made on February 23, 1996 to Electropure, Inc.'s licensee by Anthony M. Frank. Electropure, Inc. is in default under the terms of such loan as a result of the $3 million judgement rendered against it in Puerto Rico. In addition, Electropure, Inc.'s licensee is in default of the loan terms for failure to pay an interest payment thereon in February, 1997. Mr. Frank has not taken formal steps to declare the loan in default and has indicated his desire to convert the loan, and accrued interest, to Electropure, Inc.'s common stock.